Exhibit 3.4

State of Delaware Secretary of State Division of Corporations Delivered 02:27 PM 01/20/2012 FILED 02:20 PM 01/20/2012 SRV 120069498—3817945 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMSAFE INDUSTRIES, INC.

AmSafe Industries, Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), hereby certifies that:

1. The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on July 2, 2004.

2. The Corporation filed a Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of the Sate of Delaware on July 12, 2010, changing the name of the Corporation from “AmSafe Partners, Inc.” to “AmSafe Industries, Inc.”

3. This Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and also further amends the provisions of the Corporation’s Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and by the written consent of its sole stockholder in accordance with Section 228 of the DGCL.

4. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE ONE

The name of the corporation (which is hereinafter referred to as the “Corporation”) is AmSafe Industries, Inc.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE FOUR

a. Authorized Capital Stock. The total number of shares of capital stock which the Corporation has authority to issue is 1,000 shares of Common-Stock, $.01 par value per share (“Common Stock”).

b. Voting Rights. The holders of Common Stock will be entitled to one vote per share on all matters to be voted upon or actions to be taken by the Corporation’s stockholders.

c. Dividends. The holders of Common Stock will be entitled to dividends, if, when and as declared by the Board of Directors of the Corporation, our of funds legally available therefore, whether payable in cash, property or securities of the Corporation. The holders of Common Stock shall be entitled to participate pro rata at the same rate per share of Common Stock in any such dividends.

d. Liquidation. The holders of Common Stock shall be entitled to participate pro rata at the same rate per share of Common Stock in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

e. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of Common Stock at such place, the Corporation will, at the request of the registered holder of such certificates, execute an deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefore representing in the aggregate the number of shares of Common Stock represented by the surrendered certificate and the Corporation will cancel such surrendered certificate. Each such new certificate shall registered in such manner and will represent such number of shares of Common Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

f. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided, that, if the holder is an institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Common Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

ARTICLE FIVE

The name and mailing address of the incorporator is Jon A. Ballis, Sidley Austin Brown & Wood LLP, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois 60603.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to alter the By-laws of the Corporation, subject to the terms and conditions of such By-laws.

ARTICLE SEVEN

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article Seven by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE EIGHT

Each person who is or was a director or office of the Corporation, and each person who serves or served as the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the DGCL as it may be in effect from time to time.

ARTICLE NINE

The Corporation expressly elects not to be governed by §203 of the DGCL.

ARTICLE TEN

(a) Renouncement of Business Opportunities. In accordance with Section 122(17) of the DGCL, the Corporation expressly renounces the Corporation’s interest or expectancy in any business opportunity that does not primarily relate to the design or manufacture of personal safety restraints or cargo securement for the aerospace, after-market automotive and marine industries (the “AmSafe Business”).

(b) In furtherance of the foregoing paragraph (a), the Corporation expressly acknowledges that:

(i) one or more of its directors may presently, or in the future, have investments or other business or strategic relationships with entities engaged in businesses other than the AmSafe Business (an “Other Business”);

(ii) no director shall be prohibited by virtue of his or her service on the Board of Directors of the Corporation from pursuing and engaging in any Other Business;

(iii) no director shall be obligated to inform the Corporation of any opportunity, relationship or investment with respect to any Other Business; and

(iv) the Corporation will not acquire or be entitled to any interest or participation in any opportunity relating any Other Business due to the service of any person on the Board of Directors of the Corporation.

ARTICLE ELEVEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, subject to the manner now or hereafter prescribed by statute and the provisions of this Certificate of Incorporation, and all rights conferred upon the stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned, being the Chief Financial Officer of the Corporation, for the purpose of amending and restating the Certificate of Incorporation of said Corporation, pursuant to Section 242 and Section 245 of the Delaware Corporation Law, does make and file this Amended and Restated Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his/her hand this 20th day of January, 2012.

By:	/s/ Dennis Gilbert
Name:	Dennis Gilbert
Title:	Chief Financial Officer